Exhibit No. 15.1

Awareness Letter from Independent Registered Public Accounting Firm

October 30, 2006

Armstrong Holdings, Inc.

Lancaster, Pennsylvania

Re: Registration Statement No. 33-18996; 33-18997

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 2006 related to our review of interim financial information of Armstrong Holdings, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania